This slide is not for distribution in isolation and must be
viewed in conjunction with the accompanying term sheet,
product supplement, underlying supplement, prospectus
supplement and prospectus, which further describe the
terms, conditions and risks associated with the notes.
Return Notes Linked to the European Dividend Futures 2017
(USD) Index due December 20, 2017

The notes are designed for investors who seek exposure to
the performance of the European Dividend Futures 2017 (USD)
Index, as increased by the Index Adjustment Factor.
Investors should be willing to forgo interest and dividend
payments and, if the Index is less than the Initial Index
Level, be willing to lose some or all of their principal.
Any payment on the notes is subject to the credit risk of
JPMorgan Chase and Co.

[GRAPHIC OMITTED]

Trade Details/Characteristics

Reference Index:

 Index Return:
Initial Index Level:
Ending Index Level:
Payment at Maturity:

Pricing Date:
Observation Date
Maturity Date:
CUSIP:
Preliminary Termsheet:

European Dividend Futures 2017 (USD) Index (Bloomberg
Ticker: SOLEDF17) (the "Index")

(Ending Index Level -- Initial Index Level) / Initial Index
Level
The closing level of the Index on the Pricing Date
The closing level of the Index on the Observation Date
Payment at maturity will reflect the performance of the
Index. Accordingly, at maturity, you will receive an amount
per $1,000
principal amount note calculated as follows:
$1,000 [] (1 + Index Return)
You will lose some or all of your principal amount at
maturity if the Ending Index Level is less than the Initial
Index Level.

October 09, 2015
December 15, 2017
December 20, 2017
48125U7K2
http://www.sec.gov/Archives/edgar/data/19617/00011403611503
6971/formfwp.htm

Please see the term sheet hyperlinked above for additional
information about the notes, including JPMS's estimated
value, which is the estimated value of the notes when the
terms are set.

Risk Considerations
The risks identified below are not exhaustive. Please see
the term sheet hyperlinked above for more information.
[] Your investment in the notes may result in a loss of
some or all of your principal.
[] Any payment on the notes is subject to the credit risk
of JPMorgan Chase and Co.

[] JPMorgan Chase and Co. and its affiliates play a variety
of roles in connection with the issuance of the notes,
including acting as calculation agent and hedging JPMorgan
Chase and Co.'s
obligations under the notes. Their interests may be adverse
to your interests.
[] No interest in the futures contract composing the Index
and no interest or dividend payments or voting rights in
the securities composing the Euro Stoxx 50[R] Index.
[] The Index may not be successful or outperform any
alternative strategy that might be employed in respect of
the futures contract composing the Index.
[] Issuance, hedging and other trading activities of
financial institutions, including us, may adversely affect
the value of the notes and may result in conflicts of
interest.
[] The issuers of the securities composing the EURO STOXX
50[R] Index may reduce the amount of dividends paid or
cease to pay dividends at any time in their discretion.
[] Prior to the expiry of the futures contract underlying
the Index, the level of the Index will reflect, among other
things, market expectations of the total cash dividends to
be paid during the
12-month period preceding the expiry of the relevant
futures contract.
[] Non-U.S. securities risk
[] Exchange rate risk
[] Lack of liquidity - J.P. Morgan Securities LLC ("JPMS")
intends to offer to purchase the notes in the secondary
market but is not required to do so. Even if there is a
secondary market, it may
not provide enough liquidity to allow you to trade or sell
the notes easily.
[] Secondary market prices of the notes will be impacted by
many economic and market factors
[] JPMS's estimated value does not represent the future
value of the notes and may differ from others' estimates.
[] JPMS's estimated value will be lower than the issue
price (price to the public) of the notes.
[] JPMS's estimated value is not determined by reference to
credit spreads for our conventional fixed rate debt
[] The value of the notes as published by JPMS will likely
be higher than JPMS' then-current estimated value of the
notes for a limited time.

Hypothetical Return for the Notes at Maturity

[GRAPHIC OMITTED]

The following table and examples illustrate the
hypothetical total return at maturity or payment at
maturity for each $1,000 principal amount note. The "total
return" as used in this term sheet is the number, expressed
as a percentage, that results from comparing the payment at
maturity per $1,000 principal amount note to $1,000. Each
hypothetical total return or payment at maturity set forth
below assumes an Initial Index Level of 110. Each
hypothetical total return or payment at maturity set forth
below is for illustrative purposes only and may not be the
actual total return or payment at maturity applicable to a
purchaser of the notes. The numbers appearing in the
following table and examples have been rounded for ease of
analysis.

Hypothetical Examples of Total Return at Maturity

Ending Index Level Index Return Total Return on Notes
------------------ ------------ ---------------------
    198.00000       80.00000%         80.0000%
    176.00000       60.00000%         60.0000%
    154.00000       40.00000%         40.0000%
    143.00000       30.00000%         30.0000%
    132.00000       20.00000%         20.0000%
    115.50000        5.00000%         5.0000%
------------------ ------------ ---------------------
    110.00000        0.00000%         0.0000%
    104.50000       -5.00000%         -5.0000%
    99.00000        -10.00000%       -10.0000%
    88.00000        -20.00000%       -20.0000%
    77.00000        -30.00000%       -30.0000%
    66.00000        -40.00000%       -40.0000%
    55.00000        -50.00000%       -50.0000%
    44.00000        -60.00000%       -60.0000%
    33.00000        -70.00000%       -70.0000%
    11.00000        -90.00000%       -90.0000%
     0.00000       -100.00000%       -100.0000%
------------------ ------------ ---------------------

SEC Legend: JPMorgan Chase and Co. has filed a registration
statement (including a prospectus) with the SEC for any
offerings to which these materials relate. Before you
invest, you should read the prospectus in that registration
statement and the other documents relating to this offering
that JPMorgan Chase and Co. has filed with the SEC for more
complete information about JPMorgan Chase and Co. and this
offering. You may get these documents without cost by
visiting EDGAR on the SEC Web site at www.sec.gov.
Alternatively, JPMorgan Chase and Co., any agent or any
dealer participating in the this offering will arrange to
send you the prospectus, the prospectus supplement as well
as any relevant product supplement, underlying supplement
and term sheet if you so request by calling toll-free
866-535-9248.
IRS Circular 230 Disclosure: JPMorgan Chase and Co. and its
affiliates do not provide tax advice. Accordingly, any
discussion of U.S. tax matters contained herein (including
any attachments) is not intended or written to be used, and
cannot be used, in connection with the promotion, marketing
or recommendation by anyone unaffiliated with JPMorgan
Chase and Co. of any of the matters address herein or for
the purpose of avoiding U.S. tax-related penalties.
Investment suitability must be determined individually for
each investor, and the financial instruments described
herein may not be suitable for all investors. The products
described herein should generally be held to maturity as
early unwinds could result in lower than anticipated
returns. This information is not intended to provide and
should not be relied upon as providing accounting, legal,
regulatory or tax advice. Investors should consult with
their own advisors as to these matters.
This material is not a product of J.P. Morgan Research
Departments. J.P. Morgan is the marketing name for JPMorgan
Chase and Co. and its subsidiaries and affiliates
worldwide. J.P. Morgan Securities LLC is a member of FINRA,
NYSE and SIPC. Clients should contact their salespersons
at, and execute transactions through, a J.P. Morgan entity
qualified in their home jurisdiction unless governing law
permits otherwise.

Filed pursuant to Rule 433
Registration Statement No. 333-199966
Dated: October 06, 2015